Exhibit 99.1
For Immediate Release
PostRock Announces $60 Million Investment by White Deer Energy
OKLAHOMA CITY — September 2, 2010 — PostRock Energy Corporation (NASDAQ: PSTR) (“PostRock or the “Company”) today announced that White Deer Energy L.P. (“White Deer”) has agreed to invest $60 million of equity in the Company. White Deer is a recently formed energy private equity firm. In connection with the investment, PostRock’s debt will be reduced and its credit agreements restructured.
White Deer will purchase $60 million of the Company’s 12% cumulative redeemable preferred stock. The preferred stock has a 7 1/2 year term and is callable after one year at par plus 10%. The Company has the option to pay the preferred dividends in cash or in kind until July 2013. In addition, White Deer will receive 7 1/2 year warrants to purchase $60 million of common stock. The exercise price of the warrants was set at $3.15 per share, which represents an approximate 5% premium to PostRock’s closing stock price on September 1, 2010.
PostRock will use the proceeds to reduce debt and fund future growth. The investment and the debt restructuring are expected to close simultaneously in approximately three weeks, subject to the satisfaction or waiver of various closing conditions. As part of the transaction, White Deer has reserved an additional $30 million to invest in PostRock on mutually acceptable terms to fund future growth.
White Deer will be entitled to vote with the common stock on all matters based on its pro forma interest in the Company giving effect to the exercise of its warrants. However, it has agreed to limit its vote to 45% for a period of time. White Deer will designate Thomas J. Edelman, James D. Bennett and Nathan M. Avery as directors, expanding the Board to twelve. NASDAQ granted the Company a financial viability exception from the requirement to obtain shareholder approval of the transaction. PostRock’s Audit Committee approved the exemption request and the Board obtained a fairness opinion on the transaction.
After the transaction, the Company’s debt will be comprised of approximately $200 million drawn against $225 million of current availability under a revolving credit facility, a $15 million amortizing term loan secured by the KPC Pipeline and a $43.5 million loan secured solely by certain Appalachian assets and non-recourse to PostRock. Robert W. Baird & Co. has been retained to sell those Appalachian assets. The revolver will mature June 30, 2013 and bear interest at LIBOR + 3.5% to 4.0%, depending on utilization. The pipeline loan will amortize over 18 months and bear interest at LIBOR + 3.75%. The non-recourse loan will mature June 30, 2013 and bear interest at LIBOR + 4.0%.
Commenting, David C. Lawler, the Company’s President and CEO, said, “We are delighted with White Deer’s pending investment and our debt restructuring. The transaction represents the conclusion of a two-year effort to restructure and recapitalize the Company. During this challenging period, we reduced operating costs, kept our capital projects on budget and maintained a strong production base. We have now partnered with a world class team of investors whose capital enables us to materially improve our financial position. We want to thank our banks for their support throughout this effort. White Deer’s principals have a long and impressive track record in guiding the profitable growth of independent oil and gas companies. With their support, we can now begin to aggressively pursue long-term growth opportunities and the creation of meaningful shareholder value. Specifically, we will seek to become the most efficient producer in our focus area and then start to pursue acquisitions.”
Thomas J. Edelman, Managing Partner of White Deer, said, “We are very pleased with this investment and to be associated with PostRock and its management team. David Lawler has done an exceptional job in preserving shareholder value and providing leadership under extraordinarily difficult circumstances. We look forward to working closely with him, his officers and the Board. Given the Company’s strategic position in the Cherokee Basin and its ability to focus on becoming a low cost and profitable producer, we have every confidence that our investment, and that of all PostRock shareholders, will have the opportunity to provide exceptional returns.”
PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and transportation of oil and natural gas primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 2,800 wells and nearly 2,200 miles of gas gathering lines in the Basin. In addition, it owns 1,100 miles of interstate gas pipelines in Oklahoma, Kansas and Missouri.
White Deer Energy is an energy private equity fund focused on the exploration & production, oilfield service and equipment and midstream sectors of the oil and gas industry. With $821 million of capital commitments, the Fund is a long-term investor targeting equity investments of $50 to $120 million in 8 to 10 portfolio companies. With offices in Houston and New York, White Deer has a combination of industry expertise and capital that makes it an exceptionally attractive partner for rapidly growing North American energy companies.
Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although PostRock believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by PostRock. These risks and other risks are detailed in PostRock’s filings with the Securities and Exchange Commission, including risk factors listed in PostRock’s Annual Report on Form 10-K and other filings with the SEC. You can find PostRock’s filings with the SEC at www.pstr.com or www.sec.gov. By making these forward-looking statements, PostRock undertakes no obligation to update these statements for revisions or changes after the date of this release.
Company Contacts:
Jack Collins
Chief Financial Officer
(405) 702-7460
North Whipple
Manager, Corporate Development & Investor Relations
(405) 702-7423